EXHIBIT 99-1

NEWS RELEASE	NEWS RELEASE	NEWS RELEASE

FROM:	NU-Telecom	FOR RELEASE: Immediate
27 N. Minnesota
New Ulm, MN 56073	CONTACT: Bill Otis
Tele. 507-354-4111	NU-Telecom
507-354-4111
E-mail: billotis@nu-telcom.net

New Ulm Telecom, Inc. reports receipt of funds from sale of Midwest Wireless, announces Special Dividend.

NEW ULM, Minn., New Ulm Telecom, Inc. (OTCBB:NULM) announced today that on Friday, October 6, 2006, it received proceeds of approximately $74 million from the sale of its 9.88% interest in Midwest Wireless Holdings, L.L.C. (Midwest) which was acquired by Alltel Corporation (Alltel).

Under the terms of the acquisition between Alltel and Midwest, 90% of the proceeds were distributed at closing, with an additional 4% to be distributed six months later, and the final 6% 18 months later, subject to certain contingencies. Accordingly, New Ulm expects to receive additional payments of approximately $3 million in April 2007 and $5 million in April 2008, subject to certain contingencies.

In connection with the receipt of the funds from the sale of Midwest Wireless, the New Ulm Telecom, Inc. Board of Directors announced that it is declaring a special dividend of $2.75 per share payable on October 25, 2006 to shareholders of record as of October 20, 2006. This special dividend represents approximately 42% of the Company’s after-tax gain from the sale of its Midwest Wireless units. On October 6, 2006, the Company had 5,115,435 shares outstanding.

New Ulm Telecom, Inc. also announced that it intends to use approximately $18 million of the proceeds, after payment of taxes of approximately $25 million, in connection with its purchase of one third of Hector Communications Corporation, which New Ulm expects to close prior to year-end.

Pending use of the remaining proceeds, the Company is investing in short-term government securities.

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995 contains certain safe harbor provisions regarding forward-looking statements. These statements may include, without limitation, statements with respect to anticipated future operating and financial performance, growth opportunities and growth rates, acquisition and divestiture opportunities, business strategies, business and competitive outlook and other similar forecasts and statements of expectation. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and should, and variations of these words and similar expressions, are intended to identify these forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such statements.

Due to the uncertainties listed and the fact that any forward-looking statements made by New Ulm Telecom, Inc. and its management are based on estimates, projections, beliefs and assumptions of management, they are not guarantees of future performance. Except as required by law, New Ulm Telecom, Inc. disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.